Exhibit 99.1

EMERSON NAMES LAL KARSANBHAI TO LEAD AUTOMATION SOLUTIONS PLATFORM

ST. LOUIS, August 15, 2018 – Emerson (NYSE: EMR) announced today that Lal Karsanbhai will succeed Michael Train to become executive president of Emerson Automation Solutions, effective October 1. As previously announced, Train will take over as Emerson’s president and will also serve as chairman of Automation Solutions.

Karsanbhai, who has served as group president of Emerson’s Rosemount Measurement & Analytical business since 2016, has more than 23 years of experience with Emerson in a career that spans the globe. He served as president of Emerson’s former Network Power business in Europe, Middle East and Africa from 2014 and has held leadership roles throughout Emerson, including vice president of corporate planning, president of Emerson’s Fisher regulator technologies, and vice president and general manager of its natural gas unit.

“Lal brings deep expertise and knowledge in not only automation technologies, but also the growing global footprint of the industries we serve,” said Emerson Chairman and Chief Executive Officer David N. Farr. “He will continue the evolution and incredible success of our Automation Solutions platform, as we help our customers navigate the shifting business landscape and adopt transformative digital technologies that improve the safety, cost and reliability of their operations.”

In his new role, Karsanbhai will oversee a business with expected 2018 sales of $11.4 billion and more than 53,000 employees across the globe. Emerson Automation Solutions serves a number of industrial manufacturing industries, including oil and gas, chemical, power, food and beverage, life sciences and water and wastewater. He also will join the Office of the Chief Executive, which is responsible for the company’s global business strategies.

“Lal has been a thoughtful and dynamic leader for our business for many years, and I look forward to working closely with him in his new role,” Train added. “His intensity on behalf of our customers and his drive to create and deliver best-in-class technologies and services will spur success and value for all of our stakeholders.”

Karsanbhai holds a bachelor’s degree in economics from the University of Michigan and a master’s of business administration degree from Washington University in St. Louis.

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Lal Karsanbhai – Page 2

About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial, and residential markets. Our Emerson Automation Solutions business helps process, hybrid, and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Emerson Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency, and create sustainable infrastructure. For more information visit Emerson.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, competitive and technological factors, and the impact of the Tax Cuts and Jobs Act, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.